March 3, 2009

Mr. J. Stephen Lauck
Ashfield Capital Partners, LLC
750 Battery Street, Suite 600
San Francisco, CA 94111

Re:	Investment Sub-Advisory Agreement
dated November 12, 2007 between Old Mutual
Funds II (OMF II or the Trust) on behalf of the Old Mutual Developing Growth Fund
(the Fund), Old Mutual Capital, Inc.
(Old Mutual Capital), and Ashfield
Capital Partners, LLC (Ashfield)
(the Sub-Advisory Agreement)

Dear Mr. Lauck,

Pursuant to Paragraph 6 of the Sub-Advisory
Agreement, the Sub-Advisory Agreement may be
terminated by the Fund at any time, without
the payment of any penalty, by the vote of a
majority of Trustees of the Trust.  At its
meeting November 13, 2008, the Trustees of
the Trust, including the independent Trustees,
unanimously approved the termination of the
Sub-Advisory Agreement effective immediately
following the consummation of the reorganization
of the Old Mutual Developing Growth Fund
into the Old Mutual Strategic Small Company
Fund (the Effective Time), which reorganization
is anticipated to take effect following the
close of business on March ___, 2009.  The
Fund hereby provides notice of the termination
of the Sub-Advisory Agreement and termination
of Ashfield as investment sub-adviser of the
Fund as of the Effective Time.
Until the Effective Time, Old Mutual Capital,
the Fund's investment manager, will work with
Ashfield to ensure the orderly transition of
the portion of the Fund sub-advised by Ashfield,
pursuant to the terms of the Sub-Advisory Agreement.
Ashfield agrees to cooperate with Old Mutual
Capital in this transition pursuant to the
terms of the Sub-Advisory Agreement.
Please acknowledge your acceptance of the
terms of this termination notice by signing
in the appropriate place below.
Yours sincerely,
/s/ Robert T. Kelly

Robert T. Kelly, Treasurer and Principal
Financial Officer
for and on behalf of
OLD MUTUAL DEVELOPING GROWTH FUND, a series
portfolio of OLD MUTUAL FUNDS II
Acknowledged and agreed,
/s/ J. Stephen Lauck

J. Stephen Lauck, President and Chief
Executive Officer
for and on behalf of
ASHFIELD CAPITAL PARTNERS, LLC
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